EXHIBIT H

                       FORM OF NOTICE OF PROPOSED TRANSACTIONS


          SECURITIES AND EXCHANGE COMMISSION

          (Release No. 35-       ; 70       )

          Filings Under the Public Utility Holding Company Act of 1935
          ("Act").

          Interstate Energy Corporation ("Interstate" or the "Company")

          October __, 1998


                    Notice is hereby given that the following filing(s) has/have been made with the Securities and Exchange Commission (the "Commission") pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

                    Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________, 1998 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                          *       *       *       *       *

               Interstate, 222 West Washington Avenue, Madison, Wisconsin, 53703-0192, a registered holding company under the Act, has filed a declaration under sections 6(a), 7, 9(a), 10 and 12(c) of the Act and rules 42 and 54 thereunder.

               Interstate seeks authorization to implement a shareowner rights plan and to enter into a related Rights Agreement (the "Rights Agreement") with Firstar Bank Milwaukee, N.A. as Rights Agent. The Board of Directors of Interstate (the "Board") proposes to declare a dividend distribution of one common share purchase right (a "Right") for each share of Interstate's common stock, $.01 par value per share (the "Common Shares"), outstanding. The distribution will be payable on a record date (the "Record Date") yet to be established. Each Right would entitle the registered holder to purchase from the Company one-half of one Common Share at an initial price of $95.00 per full Common Share (equivalent to $47.50 for each one-half of one Common Share) (the "Purchase Price"), subject to adjustment.

               Until the earlier of (i) the tenth day following the date of a public announcement that any individual, firm, corporation or other entity, including any successor (by merger or otherwise) of such entity (each, a "Person") (not including the Company, any subsidiary of the Company, any employee benefit plan of the Company or of a subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or any trustee, administrator or fiduciary of such a plan) (an "Acquiring Person") acquired, or obtained the right to acquire or to vote, beneficial ownership of Common Shares aggregating 15% or more of the Common Shares then outstanding or (ii) the tenth business day (or such later date as may be determined by action of the Board prior to such time as any Person becomes an Acquiring Person) after the date of commencement or announcement of an intention of any Person to commence a tender or exchange offer the consummation of which would result in any Person (not including the Company, any subsidiary of the Company, any employee benefit plan of the Company or of a subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or any trustee, administrator or fiduciary of such a plan) acquiring, or obtaining the right to acquire or to vote, beneficial ownership of Common Shares aggregating 15% or more of the then outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof. On the Record Date, or as soon as practicable thereafter, the Company will send a copy of the Summary of Rights to Purchase Common Shares (the "Rights Summary") to each record holder of Common Shares as of the close of business on the Record Date. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Shares certificates which become outstanding after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificate for Common Shares outstanding on the Record Date, with or without a copy of the Rights Summary, shall also constitute the transfer of the Rights associated with the Common Shares represented thereby. As soon as practicable after the Distribution Date, the Company will send or cause to be sent to each record holder of Common Shares as of the close of business on the Distribution Date, a separate certificate evidencing the Rights ("Rights Certificate") evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

               The Rights are not exercisable until the Distribution Date. No less than two Rights and only integral multiples of two Rights, may be exercised at any one time by any holder of Rights. The Rights will expire at the close of business on the tenth anniversary of the Record Date (the "Expiration Date"), unless earlier redeemed or exchanged, or the Rights Agreement is amended, by the Company as described below.

               In the event that any Person becomes an Acquiring Person (other than in certain situations), each holder of a Right shall thereafter have the right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of Common Shares for which a Right is then exercisable, such number of Common Shares (or, in certain circumstances, cash, property or other securities of the Company or a reduction in the Purchase Price) equal to the result obtained by (i) multiplying the then current Purchase Price per full share by the number of Common Shares for which a Right is then exercisable and dividing that product by (ii) 50% of the then current market price of the Common Shares. From and after such time as a Person becomes an Acquiring Person, any Rights that are (or, in certain circumstances, were) acquired or beneficially owned by an Acquiring Person shall be void and any holder of such Rights shall thereafter have no right to exercise such Rights.

               In the event, directly or indirectly, at any time after a Person has become an Acquiring Person, (i) the Company shall consolidate with, or merge with and into, any other Person (other than a subsidiary of the Company in certain situations) and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (ii) any Person (other than a subsidiary of the Company in certain situations) shall consolidate with, or merge with and into, the Company and the Company shall be the continuing or surviving corporation of such consolidation or merger, or any Person or Persons (other than a subsidiary of the Company in certain situations) shall consummate a share exchange with the Company, and, in connection with such consolidation, merger or share exchange, all or part of the outstanding Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (iii) the Company shall sell or otherwise transfer (or one of its subsidiaries shall sell or otherwise transfer), in one or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons (other than the Company or a subsidiary of the Company in certain situations), then proper provision shall be made so that holders of Rights (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of Common Shares for which a Right is then exercisable, such number of common shares of the acquiring person equal to the result obtained by (i) multiplying the then current Purchase Price per full share by the number of common shares for which a Right is then exercisable and dividing that product by
          (ii) 50% of the then current market price of the common shares of the acquiring person.

               The Purchase Price, the number of Common Shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution in the event the Company shall (i) declare a dividend on the Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares,
          (iii) combine the outstanding Common Shares into a smaller number of Common Shares or (iv) issue any shares of its capital stock in a reclassification of the Common Shares (including any reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided.

               With certain exceptions, no adjustment in the Purchase Price shall be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. The Company shall not be required to issue fractions of Common Shares and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise. No Rights may be exercised that would entitle the holder thereof to any fractional Common Share greater than one-half of a Common Share unless concurrently therewith such holder purchases an additional fraction of a Common Share which when added to the numbers of Common Shares to be received upon such exercise, equals an integral number of Common Shares.

               At any time after any Person becomes an Acquiring Person and before any Person (not including the Company, any subsidiary of the Company, any employee benefit plan of the Company or of a subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or any trustee, administrator or fiduciary of such a plan) acquired, or obtained the right to acquire or to vote, beneficial ownership of 50% or more of the outstanding Common Shares of the Company, the Board may, at its option, exchange the Rights (other than Rights owned by an Acquiring Person which shall have become void), in whole or in part, at an exchange ratio of one Common Share per Right, subject to adjustment.

               At any time prior to a Person becoming an Acquiring Person, the Board may, at its option, redeem the Rights in whole, but not in part, at a redemption price of $.001 per Right, subject to adjustment (the "Redemption Price"). Immediately upon the effectiveness of the action of the Board ordering the redemption of the Rights or the exchange of any Rights, respectively, the Company shall promptly give public notice of any such redemption or exchange, and upon such action, the right to exercise such Rights will terminate and the only right thereafter of a holder of such Rights will be to receive the Redemption Price or exchanged shares, respectively.

               Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a shareowner of the Company, including, without limitation, the right to vote or to receive dividends.

               Prior to the Distribution Date, the Company may supplement or amend any provision of the Rights Agreement without the approval of the holders of Common Shares, including, without limiting the foregoing, amending the Rights Agreement to lower the 15% thresholds for triggering a "Distribution Date" to not less than 10% with appropriate exceptions for persons then beneficially owning Common Shares constituting a percentage equal to or in excess of the new threshold. From and after the Distribution Date, the Company may supplement or amend the Rights Agreement in order (i) to cure any ambiguity, (ii) to correct or supplement any provision which may be defective or inconsistent with any other provision in the Rights Agreement, (iii) to shorten or lengthen any time period in the Rights Agreement, or
          (iv) to change or supplement the provisions of the Rights Agreement which the Company deems necessary or desirable and which shall not adversely affect the holders of Right Certificates (other than an Acquiring Person); provided that the Rights Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Notwithstanding any of the foregoing in this paragraph, no supplement or amendment shall be made which reduces the then effective Redemption Price or moves to an earlier date the then effective final Expiration Date.

                          *       *       *       *       *

                    For the Commission, by the Division of Investment Management, pursuant to delegated authority.



                                             Jonathan G. Katz
                                             Secretary